Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge and Inco Terminate Combination Agreement
Phelps Dodge Receives $125 million payment from Inco;
Additional $350 Million to be Paid upon Consummation of Inco Change of Control
PHOENIX, Sept. 5, 2006 — Phelps Dodge Corp. (NYSE: PD) today announced that it has agreed with Inco Ltd. (TSX, NYSE: N) to terminate their Combination Agreement, effective today. In connection with such termination, Inco has paid to Phelps Dodge $125 million and has agreed to pay Phelps Dodge a further $350 million if it consummates a change-of-control transaction on or prior to Sept. 7, 2007. These terms are the same as would have applied under the Combination Agreement if the Inco shareholders had failed to approve the combination at the meeting of Inco shareholders scheduled for Sept. 7, 2006. As a result of the agreement to terminate the Combination Agreement, Phelps Dodge announced it has canceled the special meeting of Phelps Dodge shareholders called for Sept. 25, 2006.
J. Steven Whisler, chairman and chief executive officer of Phelps Dodge, said: “When we entered into our Combination Agreement with Inco for the three-way combination with Falconbridge, we saw a unique opportunity to create the preeminent North American-based miner with leading positions in copper and nickel and one having enormous synergies. We knew it would be a challenging undertaking to succeed against the various hostile bids for Falconbridge and Inco. However, the risk/reward opportunity to create value for our shareholders was so compelling we decided to make every effort to complete the transaction consistent with the financial discipline we have always brought to the management of our company. When Xstrata increased its all-cash offer for Falconbridge to an amount we could not justify, even with the enormous synergies available in the three-way combination, we declined to support higher bids for Falconbridge.
“Inco, with its world-class assets, also would have been an attractive transaction for our shareholders at the price we agreed. However, the synergies available in a two-way combination with Inco were much smaller than those available in the three-way combination. After CVRD made its all-cash, $86-per-share offer, we elected not to participate further.
“We have appreciated the professionalism of Inco’s management and employees throughout the process. We wish them continued success.

Phelps Dodge	Page 2 of 2
“We continue to explore ways to create shareholder value. We expect to complete an $850-million expansion of our Cerro Verde operation in Peru by the first quarter of 2007, have begun construction of a new, $550-million copper mine near Safford, Ariz., and expect to begin construction by year-end of a new, $650-million copper mine at Tenke Fungurume in the Democratic Republic of the Congo. These three projects are expected to add approximately 300,000 tons of additional annual copper production to our account by 2009. Additional projects and opportunities remain in queue.
“We are very confident about the prospects of Phelps Dodge. The market fundamentals for copper and molybdenum are excellent, and at current prices we are generating significant amounts of cash. Throughout the past several months, management and the board have focused on our fundamental responsibilities to build long-term value for all our shareholders while managing our balance sheet prudently and maintaining investment-grade credit in this cyclical industry. While we regret the proposed three-way combination could not be completed on acceptable terms, the future of Phelps Dodge remains very bright.”
Phelps Dodge is one of the world’s leading producers of copper and molybdenum and is the largest producer of molybdenum-based chemicals and continuous-cast copper rod. The company employs 14,500 people worldwide.
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Cautionary Language Concerning Forward-Looking Statements
These materials include “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). All statements other than historical information are forward-looking statements. These forward-looking statements are based on management’s current beliefs and expectations, speak only as of the date made, and are subject to a number of significant risks and uncertainties that cannot be predicted or quantified and are beyond our control. Future developments and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that may affect future results are set forth in Phelps Dodge’s filings with the Securities and Exchange Commission, which filings are available at the SEC’s Web Site at (www.sec.gov). Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.